Exhibit 10.4

SETTLEMENT AGREEMENT

This Settlement Agreement (Agreement) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General (OIG-HHS) of the Department of Health and Human Services (HHS) (collectively the “United States”), Odyssey Healthcare, Inc. (“Odyssey”), and Relators Debora Rouse, Jane Tuchalski, and Bryan Dingus (hereafter collectively referred to as “the Parties”), through their authorized representatives.

RECITALS

A. Odyssey is a corporation that, by and through its various subsidiaries’ hospice program locations, provides hospice services to patients in the United States. Odyssey is incorporated in the State of Delaware and maintains its headquarters in Atlanta, Georgia.

B. On May 2, 2008, Debora Rouse and Jane Tuchalski filed a qui tam action in the United States District Court for Eastern District of Wisconsin, captioned United States of American ex rel. Rouse. et al. v. Odyssey Healthcare, Inc., Case No. 08-C-0383 (Civil Action).

B. On March 5, 2009, Bryan Dingus filed a qui tam action in the United States District Court for the Eastern District of Wisconsin, captioned United States of America ex rel. Dingus vs. Odyssey Healthcare, Inc., Case No. 09-C-0254.

C Relators alleged that Odyssey submitted claims for continuous home care services that were unnecessary or that were not provided in accordance with requirements of the Medicare Program (Medicare), Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk-l.

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D. The United States contends that it has certain civil claims against Odyssey arising from the submission of claims to Medicare for continuous home care services that were unnecessary because the patients were not experiencing a crisis or that were not performed in accordance with Medicare requirements set forth at 42 C.F.R. §§ 418.302(b)(2) and 418.204(a), during the period from January 1, 2006 through January 22, 2009. That conduct is referred to below as the Covered Conduct.

E. This Settlement Agreement is neither an admission of liability by Odyssey nor a concession by the United States that its claims are not well founded.

F. Relator claims entitlement under 31 U.S.C. § 3730(d) to a share of the proceeds of this Settlement Agreement and to Relator’s reasonable expenses, attorneys’ fees and costs.

To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of this Settlement Agreement, the Parties agree and covenant as follows:

TERMS AND CONDITIONS

1. No later than seven (7) days after the Effective Date of this Agreement, Odyssey shall:

a.	Pay $25,000,000.00 (the Settlement Amount) to the United States by electronic funds transfer pursuant to written instructions to be provided by the Office of the United States Attorney for the Eastern District of Wisconsin; and

b.	Pay Relator Rouse in full satisfaction of her anti-retaliation claims under 31 U.S.C. § 3730(h) and attorneys fees and costs under 31 U.S.C. § 3730(d) pursuant to a separate written settlement agreement; and

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c.	Pay Relator Tuchalski in full satisfaction of her anti-retaliation claims under 31 U.S.C. § 3730(h) and attorneys fees and costs under 31 U.S.C. § 3730(d) pursuant to a separate written settlement agreement; and

d.	Pay Relator Dingus in full satisfaction of his anti-retaliation claims under 31 U.S.C. § 3730(h) and attorneys fees and costs under 31 U.S.C. § 3730(d) pursuant to a separate written settlement agreement.

2. Conditioned upon the United States receiving the Settlement Amount from Odyssey and as soon as feasible after receipt, the United States shall pay $4,687,500.00 for the relators’ share to either (a) an escrow account jointly designated by all the Relators by electronic funds transfer pursuant to written instruction to be provided by counsel; or (b) at the option of the United States and with leave of court, to the Clerk of Court pursuant to Fed. R. Civ. P. 67. All parties to this Agreement consent to the United States depositing the relators’ share with the Clerk pursuant to option (b) at its discretion.

3. Subject to the exceptions in Paragraph 6 (concerning excluded claims) below, and conditioned upon Odyssey’s full payment of the Settlement Amount, the United States releases Odyssey from any civil or administrative monetary claim the United States has for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C, § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, or the common law theories of recoupment, payment by mistake, unjust enrichment, and fraud, or any other cause of action which the Department of Justice, Civil Division has authority to assert and compromise under 28 C.F.R. Part 0. Subpart I, § 0.45 for the Covered Conduct only.

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4. Subject to the exceptions in Paragraph 6 below (concerning excluded claims), and conditioned upon Odyssey’s full payment of the Settlement Amount, Relators, for themselves and for their heirs, successors, attorneys, agents, and assigns, individually and collectively, release Odyssey from the following: any and all claims whatsoever that Relators have or may have arising from or relating to the Covered Conduct or Civil Action; any civil monetary claim Relators have on behalf of the United States for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; any or all claims or share of claims that Relators have or may have or that any State, entity, or person has or may have, arising from or relating to the Covered Conduct or the Civil Action under any statutory provisions; any and all claims Relators have or may have under the False Claims Act, 31 U.S.C. 3730(d), for fees and costs, under the anti-retaliation provisions of the False Claims Act, 31 U.S.C. § 3730(h), under any whistleblower protection statute, or under any common law theories of liability; and any and all other claims now known or that reasonably should be known by Relators

5. In consideration of the obligations of Odyssey in this Agreement and the Corporate Integrity Agreement (CIA), entered into between OIG-HHS and Odyssey, conditioned upon Odyssey’s full payment of the Settlement Amount, the OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against Odyssey under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in Paragraph 6 (concerning excluded claims), below, and as reserved in this Paragraph. The OIG-HHS expressly reserves all rights to

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comply with any statutory obligations to exclude Odyssey from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 6, below.

6. Notwithstanding the releases given in paragraphs 3 and 5 of this Agreement, or any other term of this Agreement, the following claims of the United States are specifically reserved and are not released:

a.	Any liability arising under Title 26, U.S. Code (Internal Revenue Code);

b.	Any criminal liability;

c.	Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;

d.	Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

e.	Any liability based upon obligations created by this Agreement;

f.	Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services; and

g.	Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct.

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h.	Any liability to the United States for amounts due under 42 C.F.R. § 418.308.

7. Relators and their heirs, successors, attorneys, agents, and assigns shall not object to this Agreement but agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B). Conditioned upon Relators’ receipt of the payment described in Paragraph 2, Relators and their heirs, successors, attorneys, agents, and assigns fully and finally release, waive, and forever discharge the United States, its agencies, officers, agents, employees, and servants, from any claims arising from the filing of the Civil Action or under 31 U.S.C. § 3730, and from any claims to a share of the proceeds of this Agreement and/or the Civil Action.

8. Relators, for themselves, and for their heirs, successors, attorneys, agents, and assigns, release Odyssey, and its officers, agents, and employees, from any liability to Relators arising from the filing of the Civil Action, or under 31 U.S.C. § 3730(d) for expenses or attorney’s fees and costs.

9. Odyssey waives and shall not assert any defenses Odyssey may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

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10. Odyssey fully and finally releases the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that Odyssey has asserted, could have asserted, or may assert in the future against the United States, its agencies, officers, agents, employees, and servants, related to the Covered Conduct and the United States’ investigation and prosecution thereof.

11. The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare carrier, intermediary, or Medicare Administrative Contractor (MAC) or any state payer, related to the Covered Conduct; and Odyssey agrees not to resubmit to any Medicare carrier, intermediary, or Administrative Contractor or any state payer any previously denied claims related to the Covered Conduct, and agrees not to appeal any such denials of claims.

12. Odyssey agrees to the following:

a.	Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk-l and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Odyssey, its present or former officers, directors, employees, shareholders, and agents in connection with:

(1)	the matters covered by this Agreement;

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(2)	the United States’ audit(s) and civil investigation(s) of the matters covered by this Agreement;

(3)	Odyssey’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil investigation(s) in connection with the matters covered by this Agreement (including attorney’s fees);

(4)	the negotiation and performance of this Agreement;

(5)	the payment Odyssey makes to the United States pursuant to this Agreement and any payments that Odyssey may make to Relators, including costs and attorneys fees; and

(6)	the negotiation of, and obligations undertaken pursuant to the CIA to:

(i)	retain an independent review organization to perform annual reviews as described in Section III of the CIA; and

(ii)	prepare and submit reports to the OIG-HHS are unallowable costs for government contracting purposes and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (FEHBP) (hereinafter referred to as Unallowable Costs). However, nothing in this paragraph 12.a.(6) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Odyssey.

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b.	Future Treatment of Unallowable Costs: Unallowable Costs shall be separately determined and accounted for by Odyssey, and Odyssey shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Odyssey or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.

c.	Treatment of Unallowable Costs Previously Submitted for Payment: Odyssey further agrees that within 120 days of the Effective Date of this Agreement it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors and MACs, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Odyssey or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the

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Unallowable Costs. Odyssey agrees that the United States, at a minimum, shall be entitled to recoup from Odyssey any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Odyssey or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on Odyssey or any of its subsidiaries or affiliates’ cost reports, cost statements, or information reports,

d.	Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Odyssey’s books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

13. This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraph 14 (waiver for beneficiaries paragraph), below.

14. Odyssey agrees that it waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.

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15. Upon receipt of the payment described in Paragraph 1, above, the United States and the Relators shall promptly sign and file in the Civil Action a Joint Stipulation of Dismissal with prejudice of the Civil Action pursuant to Rule 41(a)(I).

16. Each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

17. Each Party and signatory to this Agreement represents that it freely and voluntarily enters in to this Agreement without any degree of duress or compulsion.

18. This Agreement is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the Eastern District of Wisconsin. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

19. This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

20. The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.

21. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

22. This Agreement is binding on Odyssey’s successors, transferees, heirs, and assigns.

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23. This Agreement is binding on Relators’ successors, transferees, heirs, and assigns.

24. All parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

25. This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles, scans, or other electronic means of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

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THE UNITED STATES OF AMERICA

DATED: 2/15/2012	BY:	/s/ James L. Santelle
JAMES L. SANTELLE United States Attorney STACY C. GERBER WARD Assistant United States Attorney United States Attorney’s Office Eastern District of Wisconsin

DATED: 2/13/12	BY:	/s/ Jonathan H. Gold
JONATHAN H. GOLD
Trial Attorney Commercial Litigation Branch Civil Division

DATED: 2/13/12	BY:	/s/ Gregory E. Demske
GREGORY E. DEMSKE
Assistant Inspector General for Legal Affairs Office of Counsel to the Inspector General Office of Inspector General United States Department of Health and Human Services

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ODYSSEY HEALTHCARE. INC.—DEFENDANT

DATED: 2/6/2012	BY:	/s/ Tony Strange
TONY STRANGE
Chief Executive Officer and President

DATED: 2-7-2012	BY:	/s/ Gary W. Eiland
GARY W. EILAND (as to form only)
King & Spalding LLP
Counsel for Odyssey Healthcare

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RELATORS

DATED: l-31-12	BY:	/s/ Debora Rouse
DEBORA ROUSE

DATED: 1.31.12	BY:	/s/ Alan C. Olson
ALAN C. OLSON Alan C. Olson & Associates Counsel for Relator Debora Rouse

DATED: 1/27/12	BY:	/s/ Jane Tuchalski
JANE TUCHALSKI

DATED: 1/27/12	BY:	/s/ Nola Hitchcock Cross
NOLA HITCHCOCK CROSS Cross Law Firm Counsel for Relator Jane Tuchalski

DATED: 01/31/12	BY:	/s/ Bryan Dingus
BRYAN DINGUS

DATED: 01/31/12	BY:	/s/ Marcella Auerbach
MARCELLA AUERBACH Nolan & Auerbach PA Counsel for Relator Bryan Dingus

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